Exhibit 99.2

                     Metris Announces Sale of Bank Deposits

MINNETONKA, Minn. (September 26, 2003) - Metris Companies Inc. (NYSE: MXT) announced today that it has reached an agreement to sell the federally insured deposits at Direct Merchants Credit Card Bank, its wholly owned subsidiary. All of the bank's brokered and retail jumbo certificates of deposit ("CDs"), totaling approximately $550 million, will be sold as part of the pending transaction. The agreement is expected to close in October 2003 upon approval of the sale by the appropriate regulators.

As previously announced, the Office of the Comptroller of the Currency ("OCC") requested and the bank agreed to eliminate federally insured deposits at the bank, or risk thereof to the FDIC, by September 30, 2003. The OCC has extended the deadline for meeting its request to October 10, 2003. Upon completion of the pending transaction, the bank will have fully complied with the OCC's request. As a result of the sale, Metris will take a third-quarter 2003 pre-tax charge of approximately $30 million.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Scottsdale, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its debt waiver/suspension products and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; reduced funding availability and increased funding costs; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of debt waiver/suspension products. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.



                  Media/Investor Relations
                  Mark Van Ert
                  Senior Vice President
                  Phone: 952.525.5092
                  Fax: 952.417.5613